EXHIBIT 99.1

1862 W. Bitters, Bldg. 1
San Antonio, TX 78248

Phone: (866) 764-8642
Fax: (210) 764-2809

www.tidelandsoilandgas.com

FOR IMMEDIATE RELEASE
Contact: James B. Smith at jsmith@tidelandsoilandgas.com or 210-764-8642

TIDELANDS OIL & GAS CORPORATION ANNOUNCES
DEATH OF VICE PRESIDENT

SAN ANTONIO, Dec.27/PR Newswire-First Call -- Tidelands Oil & Gas Corporation (OTCBB:TIDE) announces that Julio Bastarrachea, Vice President – Mexico, died on December 13, 2007 in Mexico City. He was 50 years old.

Mr. Bastarrachea joined Terranova Energia, Tidelands’ Mexican subsidiary, as the Director General in 2004. His primary responsibilities included project development and administration of the permitting process with the Mexican regulatory authorities. Prior to assuming the role as Director General of Terranova, he served as the Vice President of Business Development for Tidelands in San Antonio where he assisted in the early development of underground natural gas storage projects in Mexico. From 1999 to 2003, Mr. Bastarrachea was employed with the State Of Texas Commercial Office in Mexico City where he coordinated the promotion of business opportunities for Texas companies in Mexico. In cooperation with the Texas Railroad Commission, he organized a yearly trade mission to Mexico focused on the energy industry. From 1993 to 1999 he served as the Consulate General of Mexico in San Antonio and with Mexico’s Ministry of Foreign Affairs. He began his career in 1988 as an assistant architect with ARP Architects in London. He received a degree in architecture in 1980 from the University of Yucatan in Yucatan, Mexico. He also earned a MSc. in Economics of Urban Development in 1986 from the University of London and a Diploma in International Affairs from the Instituto Matias Romero, Ministry of Foreign Affairs in Mexico City

Mr. Bastarrachea was instrumental in the development of the Burgos Hub Project in Northeastern Mexico for the Company and his work and efforts will now be carried on by the Company and its partner in the Burgos Hub Project, Cheniere Energy, Inc., through the newly formed entity, Frontera Pipeline, LLC.

The management and employees of the Company extend our deepest sympathy to Mr. Bastarrachea’s family during this time of loss. We will miss his vibrant personality and perseverance.

Tidelands Oil & Gas Corporation, San Antonio, Texas, focuses on development of mid-stream natural gas projects including natural gas pipeline infrastructure, retail NGL sales, and natural gas receiving and storage facilities. Through its subsidiaries, Tidelands offers a full suite of services and has the capability to satisfy a wide variety of customer needs, both domestically and internationally.

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